UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2008

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 27, 2008, Simtrol’s audit committee concluded that the Company’s Condensed Consolidated Statements of Operations (Unaudited) for the three and six months ended June 30, 2007 and the nine month period ending September 30, 2007 contained an error and should no longer be relied upon. On June 30, 2007, in accordance with the terms of the Series A Convertible Preferred stock and the Series B Convertible Preferred stock, the Company paid a dividend to the Series A shareholders of 58,035 shares of its common stock and to the Series B shareholders of 137,378 shares of its common stock. The common stock price on the dividend payment date was $1.54 per share which produced a total preferred dividend value of $300,936. The $300,936 value of these stock dividends was not included in the June 30, 2007 or September 30, 2007 statements of operations with respect to net loss attributable to common shareholders or to net loss per common share. The effect of this preferred dividend is as follows for the three and six months ended June 30, 2007 and nine months ended September 30, 2007:

	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007	Nine Months Ended September 30, 2007
Net loss- previously reported	$(881,575)	$(2,427,856)	$(3,982,557)
Deemed preferred dividend - previously reported	-	939,118	939,118
Net loss attributable to common shareholders - previously reported	$(881,575)	$(3,366,974)	$(4,921,675)
Preferred dividend	(300,936)	(300,936)	(300,936)
Net loss attributable to common shareholders, as restated	$(1,182,511)	$(3,667,910)	$(5,222,611)

Net loss per common share, basic and diluted -previously reported	$(0.14)	$(0.59)	$(0.82)
Net loss per common share, basic and diluted, as restated	$(0.19)	$(0.64)	$(0.87)
Weighted average shares outstanding, basic and diluted - previously reported	6,121,893	5,709,351	6,006,936

The Company will disclose this item in its Annual Report on Form 10-KSB for the year ended December 31, 2007.

The Company’s audit committee discussed with the registrant’s independent accountant the matters disclosed in the filing pursuant to this Item 4.02(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By: /s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: March 28, 2008